Exhibit 99.1

Cost Plus, Inc. Announces Sales for Fourth Quarter of Fiscal 2006

OAKLAND, Calif.—(BUSINESS WIRE)—Feb. 8, 2007—Cost Plus, Inc. (Nasdaq:CPWM - News) announced that total revenue for the fourteen-week fourth quarter ended February 3, 2007 was $396.7 million, an 8.1% increase from $367.0 million for the thirteen-week fourth quarter ended January 28, 2006. Same store sales for the fourth quarter decreased 3.9%, compared to a 2.1% decrease for the fourth quarter of fiscal 2005. Total revenue for the fifty-three week fiscal year 2006 was $1.04 billion, a 7.2% increase from $970.4 million for the fifty-two week fiscal year 2005. For the year, same store sales decreased 3.3% compared to a 2.6% decrease in fiscal 2005. Consistent with the National Retail Federation reporting calendar, fiscal 2006 was a fifty-three week year for the Company.

Barry Feld, President and CEO, commented: “Despite a challenging quarter for many companies in the home furnishings sector, we achieved an 8.1% increase in total revenue and were within our sales guidance range. In January, the company celebrated an important milestone of achieving the billion dollar revenue mark. We were pleased with the improved sell-through rate of our holiday merchandise by December 25 compared to last year. As a result, our semi-annual clearance event in January included less holiday merchandise than last year. Sales of certain home décor merchandise categories were below plan for the quarter, and we took the necessary markdowns in January to clear the product. As I have said in previous conference calls, our customers expect an ever-changing selection of unique and authentic products from around the world and we will take timely markdowns to clear slow moving merchandise in order to make room for new arrivals.”

The Company will release its fourth quarter results after market close on March 22, 2007 and will host a conference call at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-901-5231 and the access code is 39184141. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 87237570, from 4:30 p.m. PT Thursday to 4:30 p.m. PT on Thursday, March 29, 2007. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately two hours after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of February 3, 2007, the Company operated 287 stores in 34 states compared to 267 stores in 34 states as of January 28, 2006.

Contact:

Cost Plus, Inc.

Tom Willardson, 510-808-9119